                                                                     Exhibit 2.1

                        AGREEMENT AND PLAN OF MERGER


                                    AMONG


                          MTS SYSTEMS CORPORATION,


                            BADGER MERGER CORP.,


                                     AND


                             DSP TECHNOLOGY INC.




                         Dated as of March 23, 1999
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                               TABLE OF CONTENTS
                               -----------------

                                                                         PAGE
                                                                         ----

ARTICLE 1 THE MERGER; CONVERSION OF SHARES.................................1
     1.1  THE MERGER.......................................................1
     1.2  EFFECTIVE TIME...................................................1
     1.3  CONVERSION OF SHARES AND OPTIONS.................................2
     1.4  NO APPRAISAL RIGHTS..............................................3
     1.5  EXCHANGE OF COMPANY COMMON STOCK.................................3
     1.6  EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK.......................5
     1.7  CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION........5
     1.8  BYLAWS OF THE SURVIVING CORPORATION..............................6
     1.9  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION..............6

ARTICLE 2 CLOSING..........................................................6
     2.1  TIME AND PLACE...................................................6
     2.2  FILINGS AT THE CLOSING...........................................6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................6
     3.1  ORGANIZATION.....................................................7
     3.2  AUTHORIZATION....................................................7
     3.3  CAPITALIZATION...................................................8
     3.4  REPORTS AND FINANCIAL STATEMENTS.................................9
     3.5  ABSENCE OF UNDISCLOSED LIABILITIES...............................9
     3.6  CONSENTS AND APPROVALS..........................................10
     3.7  COMPLIANCE WITH LAWS............................................10
     3.8  LITIGATION......................................................11
     3.9  ABSENCE OF MATERIAL ADVERSE CHANGES.............................11
     3.10 OFFICERS, DIRECTORS AND EMPLOYEES...............................11
     3.11 TAXES...........................................................12
     3.12 CONTRACTS.......................................................12
     3.13 INTELLECTUAL PROPERTY RIGHTS....................................13
     3.14 BENEFIT PLANS...................................................14
     3.15 MINUTE BOOKS....................................................15
     3.16 NO FINDERS......................................................16
     3.17 PROXY STATEMENT.................................................16
     3.18 FAIRNESS OPINION................................................16
     3.19 STATE TAKEOVER LAWS.............................................16
     3.20 MERGER FILINGS..................................................16
     3.21 ENVIRONMENTAL LAWS..............................................16
     3.22 ACCOUNTING MATTERS..............................................17

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                               TABLE OF CONTENTS
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                                  (continued)
                                                                         PAGE
                                                                         ----

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY
     4.1  ORGANIZATION....................................................17
     4.2  AUTHORIZATION...................................................18
     4.3  CAPITALIZATION..................................................19
     4.4  CONSENTS AND APPROVALS..........................................19
     4.5  REPORTS AND FINANCIAL STATEMENTS................................20
     4.6  REGISTRATION STATEMENT..........................................21
     4.7  NO FINDERS......................................................20
     4.8  ABSENCE OF UNDISCLOSED LIABILITIES..............................21
     4.9  COMPLIANCE WITH LAWS............................................21
     4.10 LITIGATION......................................................21
     4.11 ABSENCE OF MATERIAL ADVERSE CHANGES.............................21
     4.12 REORGANIZATION..................................................22
     4.13 MERGER FILINGS..................................................22
     4.14 ACCOUNTING MATTERS..............................................22
     4.15 TAXES...........................................................22
     4.16 CONTRACTS.......................................................22
     4.17 BENEFIT PLANS...................................................23

ARTICLE 5 COVENANTS.......................................................24
     5.1  CONDUCT OF BUSINESS OF THE COMPANY..............................24
     5.2  CONDUCT OF BUSINESS OF PARENT...................................27
     5.3  NO SOLICITATION.................................................29
     5.4  ACCESS AND INFORMATION..........................................30
     5.5  APPROVAL OF STOCKHOLDERS; PROXY STATEMENT;
          REGISTRATION STATEMENT..........................................31
     5.6  CONSENTS........................................................33
     5.7  AFFILIATES' LETTERS.............................................33
     5.8  EXPENSES........................................................33
     5.9  FURTHER ACTIONS.................................................34
     5.10 REGULATORY APPROVALS............................................34
     5.11 CERTAIN NOTIFICATIONS...........................................35
     5.12 [INTENTIONALLY OMITTED].........................................35
     5.13 NASDAQ LISTING APPLICATION......................................35
     5.14 LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS...............35
     5.15 SUBSIDIARY SHARES...............................................36
     5.16 BENEFIT PLANS AND EMPLOYEE MATTERS..............................36
     5.17 OBLIGATIONS OF MERGER SUBSIDIARY................................37
     5.18 PLAN OF REORGANIZATION..........................................37
     5.19 POOLING.........................................................37
     5.20 TAX MATTERS.....................................................37
     5.21 INDEMNIFICATION OF OFFICERS AND DIRECTORS.......................38


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                              TABLE OF CONTENTS
                              -----------------
                                 (continued)
                                                                         PAGE
                                                                         ----

ARTICLE 6 CLOSING CONDITIONS..............................................38
     6.1  CONDITIONS TO OBLIGATIONS OF PARENT, MERGER
           SUBSIDIARY AND THE COMPANY.....................................38
     6.2  CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY.......39
     6.3  CONDITIONS TO OBLIGATIONS OF THE COMPANY........................40

ARTICLE 7 TERMINATION AND ABANDONMENT.....................................41
     7.1  TERMINATION.....................................................41
     7.2  EFFECT OF TERMINATION...........................................43

ARTICLE 8 MISCELLANEOUS...................................................44
     8.1  AMENDMENT AND MODIFICATION......................................44
     8.2  WAIVER OF COMPLIANCE; CONSENTS..................................44
     8.3  INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......44
     8.4  NOTICES.........................................................44
     8.5  ASSIGNMENT......................................................45
     8.6  GOVERNING LAW...................................................45
     8.7  COUNTERPARTS....................................................46
     8.8  KNOWLEDGE.......................................................46
     8.9  INTERPRETATION..................................................46
     8.10 PUBLICITY.......................................................46
     8.11 ENTIRE AGREEMENT................................................46
     8.12 SEVERABILITY....................................................47
     8.13 SPECIFIC PERFORMANCE............................................47

                        AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT (the "Agreement") is dated as of March 23, 1999, by and among MTS SYSTEMS CORPORATION, a Minnesota corporation ("Parent"), BADGER MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and DSP TECHNOLOGY INC., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary, and the Company have each approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests" transaction within the meaning of Accounting Principles Board Opinion No. 16 and the rules and regulations of the Securities and Exchange Commission (the "SEC"); and

     WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE 1
                      THE MERGER; CONVERSION OF SHARES

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereupon the separate corporate existence of Merger Subsidiary shall cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the DGCL.

     1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived on the Closing Date (as defined in Section 2.1), the Company will file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become

                                       1
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effective at the time such filing is made or, if agreed to by Parent and the
Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

     1.3 CONVERSION OF SHARES AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any holder of any share of capital stock, or holder of options to purchase capital stock, of the Company or Merger Subsidiary:

          (a) The holders of shares of common stock of the Company, $.001 par value per share ("Company Common Stock") and holders of option(s) to purchase Company Common Stock ("Company Option(s)") will receive an aggregate of 2,077,000 shares of the common stock of Parent ("Parent Common Stock"), $.25 par value per share (the "Merger Consideration"), such that each share of Company Common Stock outstanding immediately prior to the Effective Time and each Option Share (as defined in Section 1.3(b)) will represent only the right to receive a fraction of a share of Parent Common Stock equal to the Merger Consideration divided by the sum of (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) the total number of Option Shares represented by the Company Options outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration").

          (b) Each Company Option outstanding immediately prior to the Effective Time shall represent the number of Option Shares ("Option Shares") determined by (i) dividing the Option Value by the Final Company Value and
(ii) multiplying that result by the number of shares subject to each option. The "Option Value" shall mean the Final Company Value less the option exercise price, provided, that with respect to any portion of a Company Option which is not vested immediately prior to the Effective Time, the "Option Value" shall mean (i) the fair value of the unvested portion of the Company Option (as determined pursuant to an appropriate discounting method mutually agreed to by the parties), less (ii) the option exercise price for such unvested portion of the option. The "Final Company Value" shall mean the value obtained by adding
(x) the Merger Consideration multiplied by the Final Parent Price and (y) the aggregate exercise price of the Company Options outstanding immediately prior to the Effective Time, and dividing the sum of (x) and (y) by the sum of the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time and the aggregate number of shares of Company Common Stock subject to Company Options outstanding immediately prior to the Effective Time. The "Final Parent Price" shall mean the closing sale price of a share of Parent Common Stock as reported by the Nasdaq National Market on the trading day immediately prior to the Effective Time.

          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

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          (d)  Each share of any other class of capital stock of the Company
(other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

          (e) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.001 per share ("Surviving Corporation Common Stock").

     1.4  NO APPRAISAL RIGHTS.  The parties acknowledge that, pursuant to
Section 262(b)(1) of the DGCL, no holders of Company Common Stock shall have appraisal rights in connection with the Merger.

     1.5  EXCHANGE OF COMPANY COMMON STOCK.

          (a) At or prior to the Effective Time, Parent shall cause the Company's stock transfer agent, or such other agent as is mutually agreed to by the parties, to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail (i) to each holder of record (other than Parent, Merger Subsidiary, the Company, or any wholly owned subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares, and (ii) to each holder of Company Option(s) a form letter of transmittal and instructions for such holder's use in effecting the receipt of certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares in exchange for such Company Option(s).

          (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.5(c), and the Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or
(ii) establish to the

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

satisfaction of the Exchange Agent that such tax has been paid or is not payable. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of Company Options, upon surrender to the Exchange Agent of a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the Option Shares represented by the Company Options shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the Option Shares represented by the Company Options shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to
Section 1.5(c).

          (c) Holders of Company Common Stock or Company Options will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only (i) for holders of Company Common Stock, after they have surrendered their Company Certificates for exchange and (ii) for holders of Company Options, after they have submitted a duly-executed letter of transmittal. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock or Company Options will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

          (d) All certificates evidencing shares of Parent Common Stock that are issued (i) upon the surrender for exchange of Company Certificates or (ii) in exchange for Company Options in accordance with the terms hereof, together with any cash paid for fractional shares pursuant to Section 1.5(f) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the surrendered Company Certificates or Option Shares represented by the Company Options, respectively.

          (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article
1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 1.5(f) hereof and the right to receive any dividends or

                                       4
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distributions as provided in Section 1.5(c). As of the Effective
Time, the holders of Company Options shall cease to have any rights as optionholders of the Company, except such rights, if any, as they may have pursuant to this Agreement.

          (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock or Company Option(s) immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent and/or multiple Company Options are held by such holder. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock or Company Options who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the closing sale price of a share of Parent Common Stock as reported by the Nasdaq National Market on the Closing Date by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

          (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

     1.6 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted, such conversion to be on the basis of one share of Surviving Corporation Common Stock for each share of Merger Subsidiary Common Stock. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be canceled.

     1.7 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth on EXHIBIT A attached hereto, and

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shall, as amended, subject to Section 5.21, be the Certificate of
Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.8 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall, subject to Section 5.21, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 2
                                    CLOSING


     2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 1:00 p.m., local time, on the date that the Required Company Stockholder Vote (as defined in Section 3.2) is obtained, or as soon thereafter as, and in any event no later than the second business day after, all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at the corporate headquarters offices of Parent, or at such other place or in such other manner (e.g., by facsimile exchange of signature pages with originals to promptly follow by overnight delivery) as the parties hereto may agree.

     2.2  FILINGS AT THE CLOSING.  At the Closing, subject to the provisions of
Article 6, Parent, Merger Subsidiary, and the Company shall cause the Certificate of Merger to be filed in accordance with the provisions of Section 252 of the DGCL, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     Except: (i) as set forth in a document of even date herewith and concurrently delivered herewith (the "Company Disclosure Schedule") or (ii) as specifically described through express disclosure of current, specific facts set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 or in any other filing by the Company with the SEC (as defined in Section 3.4) filed after the date of filing such Form 10-K and prior to the date hereof (for purposes of clauses (i) and (ii) above, disclosures in the Company Disclosure Schedule and such Company SEC filings shall be deemed to qualify or limit only those particular representations and warranties set forth in this Article 3 to which the relevancy of such disclosures is readily apparent), the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary:

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

     3.1 ORGANIZATION. The Company and each subsidiary (referred to herein with respect to the Company or Parent, as applicable, as a "Subsidiary") of the Company is an entity duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. "Company Material Adverse Effect" means an effect that is, or at the time of such effect it is probable that the effect will be, materially adverse: (i) to the business, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; (ii) to the ability of the Surviving Corporation to conduct such business, as presently conducted, following the Effective Time or the ability of Parent to derive the benefits of owning all of the stock of the Surviving Corporation; or (iii) to the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following shall be deemed to have a Material Adverse Effect on the Company:
(A) a change in the market price or trading volume of the Company Common Stock, (B) a failure by the Company to meet any published securities analyst estimates of revenue or earnings for any period ending or for which earnings are released on or after the date of this Agreement and prior to the Closing,
(C) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. or world economy, (D) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the powertrain testing or instrumentation industry generally, (E) an event, violation, inaccuracy, circumstance or other matter that results primarily from the announcement or the pendency of the Merger or the transactions contemplated by this Agreement or (F) an event violation, inaccuracy, circumstance or other matter that results from the taking of any action required or permitted by this Agreement. The jurisdictions in which the Company and each Subsidiary are incorporated are listed in the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent or its advisers complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company, as currently in effect, and of the organizational documents and agreements defining the rights of the Company or any Subsidiary with respect to any material joint ventures, partnerships or other business in which the Company owns less than substantially all of the outstanding equity interest. As of the date hereof, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any material equity, partnership, or other similar ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to the Company and its Subsidiaries, considered as a whole.

     3.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company's Board of Directors, no other corporate proceedings on the part of the Company, other than a meeting of the Company's stockholders (the "Company Stockholders' Meeting"), are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by a majority of the shares of the Company Common Stock outstanding as of the record date of the Company Stockholders' Meeting (the "Required Company Stockholder Vote"), no other corporate action on the part of the Company is necessary to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

     3.3 CAPITALIZATION. As of the close of business on February 26, 1999, the authorized capital stock of the Company consisted of (i) 25,000,000 shares of Company Common Stock, $.001 par value per share, of which 2,242,179 were issued and outstanding and 90,200 shares were held in the Company's treasury, and (ii) 2,500,000 shares of Company Preferred Stock, none of which were issued or outstanding. All issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any mortgage, pledge, security interest, encumbrance, lien or other charge of any kind ("Lien") that would materially affect the Company's interest in such shares. All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. As of the close of business on February 26, 1999, except for (i) Company Options to purchase an aggregate total of 51,000 shares of Company Common Stock not granted pursuant to the 1991 Stock Option Plan or 1991 Outside Directors Stock Option Plan (collectively, the "Stock Option Plans") and that are listed, together with their respective exercise prices, in the Company Disclosure Schedule, and (ii) Company Options to purchase an aggregate total of 637,051 shares of Company Common Stock that were granted pursuant to the Stock Option Plans and that are listed, together with their respective exercise prices, in the Company Disclosure Schedule, there were not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company or any Subsidiary was a party that, directly or indirectly, (a) obligated the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) called for or related to the sale, pledge, transfer, or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (c) related to the voting or control of such capital stock. The Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Company Common Stock that were outstanding as of February 26, 1999, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. No consent of holders or participants under the Stock Option Plans is required to carry out the provisions of Section 1.3. All actions, if any, required on the part of the Company under the Stock Option Plans to allow for the treatment of Company Options as is provided in Section 1.3, have been, or prior to the Closing will be, validly taken by the Company.

     3.4 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all forms, reports, registration statements, and other documents required to be filed by it with the SEC since February 1, 1995 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, and the rules and regulations thereunder (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference or to be included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the year ended January 31, 1999 (the "Company January 31, 1999 Financials"), and the unaudited interim financial statements at and for periods commencing on or after February 1, 1999, to be included or incorporated by reference in the forms, reports, registration statements and other documents filed by the Company with the SEC (i) were or will be prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied or will comply as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in stockholders' equity of the Company and its consolidated subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments. The statements of operations included in or to be included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain and will not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with generally accepted accounting principles, except as expressly specified in the applicable statement of operations or notes thereto.

3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with U.S. generally accepted accounting principles except: (a) liabilities or obligations that will be accrued or reserved against in the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of January 31, 1999 contained in the Company January 31, 1999 Financials (the "Company Audited

Balance Sheet") or referred to in the notes thereto, (b) liabilities incurred in the ordinary course of business since January 31, 1999, and (c) liabilities or obligations that would not have a Company Material Adverse Effect.

     3.6 CONSENTS AND APPROVALS. Except for: (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), (ii) obtaining the Required Company Stockholder Vote,
(iii) the filing and recordation of appropriate merger documents as required by the DGCL, the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate in any material way any material statute, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (a "Governmental Body") or any nongovernmental self-regulatory agency by which the Company or any Subsidiary, or any of their respective properties or assets may be bound; (c) require any filing by the Company with or permit, consent, or approval to be obtained by the Company from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.3) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

     3.7 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is in default or violation in any material respect of any applicable federal, state, local, or foreign laws, ordinances, regulations, published interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not have a Company Material Adverse Effect.

     3.8  LITIGATION.

          (a) As of the date of this Agreement, there is no Merger-Related Proceeding (as defined below) pending, or to the knowledge of the Company, threatened in writing against the Company. For purposes of this Agreement, "Merger-Related Proceeding" shall mean any meritorious asserted claim, action, suit, proceeding, governmental investigation or governmental review of any kind: (i) challenging or seeking to prevent, enjoin or delay the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking material damages from the Company or any of its Subsidiaries or from Parent or any of its subsidiaries in connection with the consummation or anticipated consummation of the Merger.

          (b) There are no asserted claims, actions, suits, proceedings or, to the knowledge of the Company, governmental investigations or governmental reviews of any kind pending, or to the knowledge of the Company, threatened against the Company or any Subsidiary or any asset or property of the Company or any Subsidiary, other than Merger-Related Proceedings and except for such claims, actions, suits, proceedings, governmental investigations or governmental reviews that would not have a Company Material Adverse Effect.

     3.9 ABSENCE OF MATERIAL ADVERSE CHANGES. Between January 31, 1999 and the date hereof, there has not been any (a) Company Material Adverse Effect;
(b) damage, destruction, or loss, not covered by insurance, that would have a Company Material Adverse Effect; (c) material change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by the Company's independent public accountants; or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.9.

     3.10 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth, as of the date hereof, the name and current annual salary rate of each current officer of the Company whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $100,000, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The Company Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of the Company whose employment with the Company has terminated either voluntarily or involuntarily during the 12-month period preceding the date of this Agreement; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company as of the date hereof. Except as would not have a Company Material Adverse Effect: (i) no unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Subsidiary; (ii) no unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary; and (iv) there is no labor dispute pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and its employees.

     3.11 TAXES. Except for such matters that would not have a Company Material Adverse Effect, (i) the Company and each Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them, (ii) the Company and each Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings, and (iii) the liabilities and reserves for taxes which will be reflected on the Company Audited Balance Sheet will be adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. To the Company's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by the Company or any of its Subsidiaries, other than audits and claims that would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
Section 341(f)(2) of the Code. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

For the purposes of this Agreement, "tax" shall mean and include taxes, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority (together with any interest, penalties and additions to tax imposed with respect thereto), including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability for taxes arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability for taxes under any tax allocation, tax sharing, tax indemnity, or similar agreement.

     3.12 CONTRACTS. The Company Disclosure Schedule lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), every employment, consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or stockholder of the Company or any Subsidiary or any affiliate thereof in effect as of the date of this Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets is bound. Neither the Company nor any Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to the Company and its Subsidiaries, considered as a whole, except for such violations or defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any

Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) which materially restricts the Company's, or after the Merger would materially restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business currently conducted by the Company, (ii) which imposes on the Company or any Subsidiary material obligations, the non-performance of which would have a Company Material Adverse Effect, that are not reflected in the Company's financial statements included within the Company's SEC Filings, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

     3.13 INTELLECTUAL PROPERTY RIGHTS. For purposes of this Section, "Intellectual Property" shall mean patents, mask works, trademarks, trade names, service marks, copyrights, know-how, trade secrets and other proprietary information, the loss, impairment or misappropriation of which, either individually or in the aggregate, would have a Company Material Adverse Effect, and all applications for or registrations of any of the foregoing. Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries own or have a valid license to (or otherwise possess legally enforceable rights to use) the Intellectual Property used in or necessary for the conduct of the Company's business as conducted prior to the date of this Agreement ("Company Intellectual Property"), free and clear of any Lien (as defined in Section 3.3, but excluding licenses) that would have a Company Material Adverse Effect. As of the date of this Agreement, the Company Disclosure Schedule contains a complete and accurate list of (i) all patents, mask works, trademarks (with a separate listing of registered and unregistered trademarks), trade names, service marks and registered copyrights in the Company Intellectual Property, (ii) all applications and registrations therefor, and (iii) all licenses or other agreements pursuant to which the Company grants any rights relating to Company Intellectual Property to a third party (other than end-user licenses). As of the date of this Agreement, the Company Disclosure Schedule contains a list of all licenses or agreements from a third party to the Company or any Subsidiary relating to any Intellectual Property that the Company is licensed or otherwise authorized by such third parties to use, distribute or otherwise exploit (other than any item of Intellectual Property generally available on standard terms and conditions). To the knowledge of the Company, no claim is being asserted and no person is threatening in a writing delivered to the Company or a Subsidiary to assert a claim, with respect to the use of the Company Intellectual Property owned by the Company or challenging or questioning the validity or effectiveness of any license or agreement with respect to any Company Intellectual Property, except for such claims that would not have a Company Material Adverse Effect. To the knowledge of the Company, neither the use by the Company or any Subsidiary of the Company Intellectual Property in the present conduct of its business nor any product or service of the Company or any Subsidiary infringes on the valid intellectual property rights of any person in a manner that would have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) unless provided otherwise in the Company Disclosure Schedule, all applications listed in the Company Disclosure Schedule are still pending in good standing and have not been abandoned, and (ii) to the knowledge of the Company, the Company Intellectual Property is not being challenged in any judicial or administrative (excluding any patent-office or registration) proceeding. To the knowledge of the Company, no person or entity, nor such person's or entity's business or products has infringed, or misappropriated any

Company Intellectual Property, or currently is infringing, or misappropriating any Company Intellectual Property, except as would not have a Company Material Adverse Effect.

     3.14 BENEFIT PLANS.
          (a) Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and the Company or such Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that would not have a Company Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

          (c) Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to,
     Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (d) Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary currently maintains or contributes to any material oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

          (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder),

ERISA, the Code or any other applicable law which would have a Company Material Adverse Effect.

          (f) The Internal Revenue Service has issued favorable determination letters with respect to all presently maintained Company and Subsidiary Pension Plans that are intended to be qualified under
     Section 401(a) of the Code, or has applied to the Internal Revenue
     Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal
     Revenue Service pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has made available to Parent the written documents setting forth the terms of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of the three most recent annual reports (Form 5500), the most recent favorable determination opinion or letters, current summary plan descriptions, and all employee handbooks or manuals. The Company has provided to Parent (i) copies of all employment agreements with officers of any of the Company, its U.S. Subsidiaries or, to the extent reasonably available, the Company's non-U.S. Subsidiaries (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) copies of all material severance, bonus or incentive agreements, programs and policies of any of the Company, any U.S. Subsidiary or, to the extent reasonably available, the Company's non-U.S. Subsidiaries with or relating to any of its employees; and (iii) copies of all plans, programs, agreements and other arrangements of any of the Company, any U.S. Subsidiary or, to the extent reasonably available, the Company's non-U.S. Subsidiaries with or relating to any of its employees which contain change in control provisions. With respect to any items that would be described in the immediately preceding sentence but for the fact that such copies relate to non-U.S. Subsidiaries and are not reasonably available to the Company, the Company (i) shall deliver copies thereof to Parent prior to the Effective Time, and (ii) represents and warrants to Parent that such items will not, individually or in the aggregate, be material to the Company and its Subsidiaries.

          (g) The execution by the Company of, and performance by the Company of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Prop. Treas. Reg. Section 1.280G-
     1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     3.15 MINUTE BOOKS. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Board of Directors, and committees of the Board of Directors of the Company since January 1, 1996.

     3.16 NO FINDERS. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided or made available to Parent or its advisors prior to the date of this Agreement.

     3.17 PROXY STATEMENT.  The Proxy Statement/Prospectus (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with all applicable laws, and none of the information supplied by the Company specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent specifically for inclusion in the Proxy Statement/Prospectus.

     3.18 FAIRNESS OPINION. The Company has received an opinion from Hambrecht & Quist to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock or Company Options, and the Company will promptly deliver a copy of such opinion to Parent.

     3.19 STATE TAKEOVER LAWS The Board of Directors of the Company has approved the transactions contemplated by this Agreement, such that the provisions of Section 203 (entitled "Business Combinations with Interested Stockholders") of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

     3.20 MERGER FILINGS. The information as to the Company or any of its affiliates or stockholders included in the Company's filing, or submitted to Parent and Merger Subsidiary for inclusion in their filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

     3.21 ENVIRONMENTAL LAWS. Except as set forth on the Company Disclosure Schedule, the Company and its U.S. Subsidiaries are each in compliance in all material respects with all Applicable Laws with respect to Hazardous Substances. There is no pending or, to the knowledge of the Company, threatened investigation or proceeding with respect to the operations of the Company or any of its U.S. Subsidiaries as they pertain to Hazardous Substances. Except as set forth on the Company Disclosure Schedule, to the knowledge of the Company, there is and has been no current or past usage or practice of the Company or any of its U.S. Subsidiaries with respect to any Hazardous Substances which may support a claim or cause of action against the Company or any of its U.S. Subsidiaries under Applicable Law. For purposes of this Section 3.21, "Applicable Law" means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders and licenses of any governmental authority, interpretations of any of the foregoing by a governmental authority having jurisdiction with respect thereto, and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment); and "Hazardous Substances" means any substance, material or waste which is as of the Closing Date regulated or, on or before the Closing Date, is proposed to be regulated, by any governmental authority, as hazardous, polluting or toxic pursuant to any Applicable Law.

     3.22 ACCOUNTING MATTERS. To the knowledge of the Company, neither the Company nor any affiliate (as such term is used in Rule 145 under the Securities Act) of the Company has taken or agreed to take or plans to take any action that could prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUBSIDIARY


     Except (i) as set forth in a document of even date herewith and concurrently delivered herewith (the "Parent Disclosure Schedule") or (ii) as specifically described through express disclosure of current, specific facts set forth in Parent's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 or in any other filing by Parent with the SEC filed after the date of filing such Form 10-K and prior to the date hereof (for purposes of clauses (i) and (ii) above, disclosures in the Parent Disclosure Schedule and such Parent SEC filings shall be deemed to qualify or limit only those particular representations and warranties set forth in this Article 4 to which the relevancy of such disclosures is readily apparent), Parent and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

     4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect. "Parent Material Adverse Effect" means an effect that is, or at the time of such effect it is probable that the effect will be, materially adverse (i) to the business, results of operation, or financial condition of Parent and its Subsidiaries, considered as a whole,
(ii) to Parent's ability to conduct such business, as presently conducted, following the Effective Time, or (iii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger; PROVIDED, HOWEVER, that none of the following shall be deemed to have a Material Adverse Effect on Parent: (A) a change in the market price or trading volume of the Parent Common Stock, (B) a failure by Parent to meet any published securities analyst estimates of revenue or earnings for any period ending or for which earnings are released on or after the date of this Agreement and prior to the Closing, (C) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. or world economy, (D) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the powertrain testing or instrumentation industry generally, (E) an event, violation, inaccuracy, circumstance or other matter that results primarily from the announcement or the pendency of the Merger or the transactions contemplated by this Agreement or (F) an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action required or permitted by this Agreement. Parent has heretofore delivered or made available to Company or its advisers complete and accurate copies of the Articles of Incorporation and Bylaws of Parent, as currently in effect, and of the organizational documents and agreements defining the rights of Parent or any Subsidiary with respect to any material joint ventures, partnerships or other business in which Parent owns less than substantially all of the outstanding equity interest. As of the date hereof, neither Parent nor any Subsidiary, directly or indirectly, owns or controls or has any material equity, partnership, or other similar ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to Parent and its Subsidiaries, considered as a whole.

     4.2 AUTHORIZATION. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent or Merger Subsidiary is a party, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent and Merger Subsidiary, and no vote, consent or approval of Parent's shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

     4.3 CAPITALIZATION. As of February 26, 1999, the authorized capital stock of Parent consisted of 64,000,000 shares of Common Stock with a par value of $.25 per share, of which there were 18,626,853 shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of 2,500 shares of Merger Subsidiary Common Stock, 1,000 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for quotation on the Nasdaq National Market, subject to official notice of issuance. All issued and outstanding shares of capital stock of each Subsidiary of Parent are owned, beneficially and of record, by Parent, free and clear of any Lien that would materially affect Parent's interest in such shares. As of the close of business on February 25, 1999, except for options to purchase an aggregate total of 2,845,299 shares of Parent Common Stock that were granted pursuant to Parent's 1990 Stock Option Plan, 1994 Stock Option Plan or its 1997 Stock Option Plan and that are listed, together with their respective exercise prices, in the Parent Disclosure Schedule, there were not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which Parent or any Subsidiary was a party that, directly or indirectly, (a) obligated Parent or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) called for or related to the sale, pledge, transfer, or other disposition or encumbrance by Parent or any Subsidiary of any shares of its capital stock, or (c) related to the voting or control of such capital stock.

     4.4 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NASD, the HSR Act, and Foreign Merger Laws, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, the execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent and Merger Subsidiary are parties, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate in any material way any material statute, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound; (c) require any filing by Parent or Merger Subsidiary with or permit, consent, or approval to be obtained by Parent or Merger Subsidiary from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its Subsidiaries under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except, in the case of clauses (b), (c) and
(d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not have a Parent Material Adverse Effect.

     4.5 REPORTS AND FINANCIAL STATEMENTS. Parent has filed all forms, reports, registration statements, and other documents required to be filed by it with the SEC since October 1, 1994 (such forms, reports, registration statements and other documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference in the Parent SEC Filings, including but not limited to Parent's audited financial statements at and for the year ended September 30, 1998 (the "Parent September 30, 1998 Financials"), and the unaudited interim financial statements at and for periods commencing on or after October 1, 1998 included or incorporated by reference in the forms, reports, registration statements and other documents filed by Parent with the SEC (i) were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in shareholders' equity of Parent and its consolidated Subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments. The statements of operations included in the audited or unaudited interim financial statements in the Parent SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with generally accepted accounting principles, except as expressly specified in the applicable statement of operations or notes thereto.

     4.6  REGISTRATION STATEMENT. The Registration Statement (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the 1933 Act, and none of the information supplied by Parent specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation or warranty is made by Parent with respect to information supplied by or on behalf of the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

     4.7 NO FINDERS. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

     4.8 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of Parent's knowledge, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with U.S. generally accepted accounting principles except: (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance of Parent as of September 30, 1998 contained in the Parent SEC Filings or in the unaudited consolidated balance sheet of Parent as of December 31, 1998 contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998 (collectively, the "Parent Balance Sheets") or referred to in the notes thereto, (b) liabilities incurred in the ordinary course of business since December 31, 1998 and (c) liabilities or obligations that would not have a Parent Material Adverse Effect.

     4.9 COMPLIANCE WITH LAWS. Neither Parent nor any of its Subsidiaries is in default or violation in any material respect of any applicable federal, state, local or foreign laws, ordinances, regulations, published interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not have a Parent Material Adverse Effect.

     4.10 LITIGATION.

          (a) As of the date of this Agreement, there is no Merger-Related Proceeding pending, or to the knowledge of Parent, threatened in writing against Parent.

          (b) There are no asserted claims, actions, suits, proceedings or to the knowledge of Parent, governmental investigations governmental reviews of any kind pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its subsidiaries, other than Merger-Related Proceedings and except for such claims, actions, suits, proceedings, governmental investigations or governmental reviews that would not have a Parent Material Adverse Effect.

     4.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Between September 30, 1998 and the date hereof, there has not been any (a) Parent Material Adverse Effect,
(b) damage, destruction or loss, not covered by insurance, that would have a Parent Material Adverse Effect, (c) material change by Parent or any of its Subsidiaries in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by Parent's independent public accountants, or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 4.11.

     4.12 REORGANIZATION. Neither Parent nor, to the knowledge of Parent, any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstances that would prevent the Merger from so qualifying under Section 368(a) of the Code.

     4.13 MERGER FILINGS. The information as to Parent and Merger Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

     4.14 ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any affiliate (as such term is used in Rule 145 under the Securities Act) of Parent has taken or agreed to take or plans to take any action that could prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

     4.15 TAXES. Except for such matters that would not have a Parent Material Adverse Effect, (i) Parent and each Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them, (ii) Parent and each Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings, and (iii) the liabilities and reserves for taxes which are reflected on the Parent Balance Sheets are adequate to cover all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. To Parent's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by Parent or any of its Subsidiaries, other than audits and claims that would not have a Parent Material Adverse Effect. Neither Parent nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

     4.16 CONTRACTS. Neither Parent nor any Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to Parent and its Subsidiaries, considered as a whole, except for such violations or defaults that would not have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) which materially restricts Parent's, or after the Merger would materially restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business currently conducted by Parent, (ii) which imposes on Parent or any Subsidiary material obligations , the non-performance of which would have a Parent Material Adverse Effect, that are not reflected in Parent's financial statements included within the Parent SEC Filings, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

     4.17 BENEFIT PLANS.

          (a) Except as set forth on the Parent Disclosure Schedule, neither Parent nor any subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by Parent or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and Parent or such Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that would not have a Parent Material Adverse Effect.

          (b) Neither Parent nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

          (c) Except as set forth on the Parent Disclosure Schedule, neither Parent nor any Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by Parent or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither Parent nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (d) Except as set forth on the Parent Disclosure Schedule, neither Parent nor any Subsidiary currently maintains or contributes to any material oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

          (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances, in connection with which Parent or any of its Subsidiaries could be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law which would have a Parent Material Adverse Effect.

          (f) The Internal Revenue Service has issued favorable determination letters with respect to all presently maintained Parent and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Parent has made available to the Company the written documents setting forth the terms, or with respect to those plans for which a written document does not exist, a summary of the material terms, of all presently maintained Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of the three most recent annual reports (Form 5500), the most recent favorable determination opinion or letters, current summary plan descriptions, and all employee handbooks or manuals.

                                   ARTICLE 5
                                   COVENANTS


     5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company and each Subsidiary will (i) conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and (ii) use commercially reasonable efforts to preserve substantially intact its respective business organization, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having material business relationships with it. The Company will promptly advise Parent of any material change in the management, present or planned business, properties, liabilities, results of operations, or financial condition of the Company or any Subsidiary. The Company will, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in
Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

          (a) amend its Certificate or Articles of Incorporation or, pursuant to action by the Company's Board of Directors, amend its Bylaws;

          (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than, so long as treatment of the Merger as a pooling of interests is not reasonably expected by Parent's or the Company's independent accountants to be jeopardized, the (i) issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement or granted in accordance with this subsection (b) and (ii) the issuance, in the ordinary course of business and consistent with past practice, of stock options to purchase, at not less than the fair market value on the date of grant, up to the number of shares specified in Section 5.1 of the Company Disclosure Schedule).

          (c) split, combine, or reclassify any shares of its capital stock, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities (other than, so long as treatment of the Merger as a pooling of interests is not jeopardized, pursuant to contractual agreements with employees, directors or consultants existing as of the date of this Agreement); or amend or alter any material term of any of its outstanding securities;

          (d) other than indebtedness incurred in the ordinary course of business and consistent with past practice and other than intercompany indebtedness or as described in Section 5.1 of the Company Disclosure Schedule, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset other than any Lien that would not materially adversely affect the Company's or any Subsidiary's rights with respect thereto;

          (e) (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except in each case in the ordinary course of business and consistent with past practice (including, without limitation, annual year end increases and accelerated payments customarily made upon termination of employment) or consistent with existing contractual commitments or as required by applicable law; (ii) pay or accelerate or otherwise modify in any material respect the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any of its directors, officers, employees or consultants except as required by any existing plan, agreement, or arrangement, or as set forth in Section 5.1 of the Company Disclosure Schedule; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments or as required by applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

          (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof or as described in Section 5.1 of the Company Disclosure Schedule, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Company and its Subsidiaries, considered as a whole other than any Lien that would not materially adversely affect the Company's and its Subsidiaries' rights with respect to such assets or properties;

          (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, except as provided in subsection (h) below and except purchases of inventory in the ordinary course of business consistent with past practice;

          (h) make or agree to make any new capital expenditure or expenditures, except for up to $50,000 of capital expenditures pursuant to the Company's budget previously provided to Parent or as described in Section 5.1 of the Company Disclosure Schedule;

          (i) enter into, amend in any material respect, or terminate any joint ventures or any other agreements, commitments, or contracts that are material to the Company and its Subsidiaries, considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice), except as set forth in Section 5.1 of the Company Disclosure Schedule;

          (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any material distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice), or enter into any contract, plan, agreement, understanding, arrangement or obligation which materially restricts the Company's, or after the Merger would restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business, except as set forth in Section 5.1 of the Company Disclosure Schedule;

          (k) change in any material respect its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

          (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business or unless the same is replaced with similar items of equal quality;

          (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

          (n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $50,000 at law or in equity or before any Governmental Body or any nongovernmental self-regulatory agency;

          (o) knowingly take any action that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in Section 6.2 will not be satisfied as of the Closing Date; or

          (p) agree, whether in writing or otherwise, to do any of the foregoing.

     5.2 CONDUCT OF BUSINESS OF PARENT. Except as contemplated by this Agreement or as set forth in Section 5.2 of the Parent Disclosure Schedule, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent and each Subsidiary will (i) conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and
(ii) use commercially reasonable efforts to preserve substantially intact its respective business organization, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having material business relationships with it. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its Subsidiaries to do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

          (a) amend its Certificate or Articles of Incorporation or, pursuant to action by Parent's Board of Directors, amend its Bylaws;

          (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than, so long as treatment of the Merger as a pooling of interests is not reasonably expected by Parent's or the Company's independent accounts to be jeopardized, the (i) issuance of shares of Parent Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement or granted in accordance with this subsection (b) and
(ii) the issuance, in the ordinary course of business and consistent with past practice, of stock options to purchase, at not less than the fair market value on the date of grant, up to the number of shares specified in Section 5.2 of the Parent Disclosure Schedule).

          (c) combine or reclassify any shares of its capital stock, declare, set aside or pay any extraordinary dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock or its other securities (other than, so long as treatment of the Merger as a pooling of interests is not jeopardized, pursuant to Parent's previously announced stock repurchase program, or contractual arrangements with employees, directors, or consultants existing as of the date of this Agreement) or amend or alter any material term of any of its outstanding securities;

          (d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire, or dispose of or agree to dispose of, any assets of any person, which, in each case, could reasonably be expected to delay materially the consummation of, or increase materially the risk of non-consummation of, the transactions contemplated by this Agreement;

          (e) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof or as described in Section 5.2 of the Parent Disclosure Schedule, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Parent and its Subsidiaries, considered as a whole other than any Lien that would not materially adversely affect the Parent's and its Subsidiaries' rights with respect to such assets or properties;

          (f) alter or revise its accounting principles, procedures, methods or practices in any material respect, except as required by applicable law or regulation or by a change in generally accepted accounting principles and concurred with by Parent's independent public accountants;

          (g) knowingly take any action that would result in a failure to maintain the quotation of Parent Common Stock on the Nasdaq National Market.

          (h) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of Parent in this Agreement inaccurate or breached such that the conditions in Section 6.3 will not be satisfied as of the Closing Date; or

          (i) agree, whether in writing or otherwise, to do any of the foregoing.

     5.3 NO SOLICITATION. The Company and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney or accountant retained by the Company or any Subsidiary) not to, directly or indirectly, solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any proposed Alternative Transaction (as defined below), or otherwise knowingly facilitate any effort or attempt to propose, make or implement an Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders), other than Parent, Merger Subsidiary or any of their affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of any class of capital stock of the Company or any Subsidiary; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 50% of the assets (including, but not limited to, Intellectual Property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions. The Company will immediately terminate all discussions with Third Parties concerning any proposed Alternative Transaction, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any proposed Alternative Transaction. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any third party regarding any proposed Alternative Transaction, and prior to the Closing shall enforce all such agreements in accordance with their terms. The Company will promptly communicate to Parent the name of the person or entity submitting, and the terms and conditions of, any proposal or inquiry that it receives after the date hereof in respect of any proposed Alternative Transaction or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with the Company after the date hereof in respect of a proposed Alternative Transaction.

The foregoing notwithstanding, this Agreement shall not prohibit the Board of Directors of the Company from (i) prior to the Required Company Stockholder Vote, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal (as defined below), if, and only to the extent that:

          (a) the Board of Directors reasonably and in good faith determines that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to its stockholders under applicable law;

          (b) prior to first furnishing nonpublic information to, or first entering into any substantive discussions and negotiations with, such person or entity after the date hereof, the Company (i) provides written notice to Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, a person or entity making a Superior Proposal, and naming and identifying the person or entity making the Superior Proposal, and (ii) receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined below) entered into with Parent; and

          (c) the Company provides Parent with all non-public information to be provided to such person or entity which Parent has not previously received from the Company, and the Company keeps Parent informed, on a daily or more regular basis if the context requires or Parent so requests, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations; and

(ii) to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the 1934 Act with regard to a proposed Alternative Transaction.

Nothing in this Section shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), or (y) permit the Company to enter into any agreement providing for an Alternative Transaction (other than as specifically provided in Article 7 hereof, or the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

For purposes of this Agreement, a "Superior Proposal" shall mean a proposal for an Alternative Transaction that the Board of Directors of the Company has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all legal, financial and regulatory aspects of the likelihood of the consummation of such Alternative Transaction, including, but not limited to, the conditions to consummation and the consequences under such Alternative Transaction proposal of any material adverse effects or changes in the Company) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement.

     5.4  ACCESS AND INFORMATION.

          (a) The Company and Parent shall afford each other, and to their respective accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, the Company and Parent shall furnish promptly to each other all information concerning its and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, research and development, intellectual property, officers, employees, consultants, advisers, distributors, customers, suppliers, and others having material dealings with it or any Subsidiary as the other may reasonably request, and reasonable opportunity to contact and obtain information from such officers, employees, consultants, advisers, distributors, customers, suppliers, and others having dealings with it or any Subsidiary as the other may reasonably request provided that each party may require the other to enter into a supplemental confidentiality agreement with regard to certain technical proprietary or competitively sensitive information prior to providing such information to the other party. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of their respective businesses and, in connection therewith, Parent and the Company shall be entitled, during normal business hours upon reasonable prior notice and in a manner that does not unreasonably interfere with the other party's business, to have employees or other representatives present at the offices of the other party to observe, and be kept informed concerning, the other party's operations and business planning.

          (b) Parent and the Company shall hold in confidence all such nonpublic information as required by and in accordance with the confidentiality agreement dated February 3, 1999, between Parent and the Company and any supplemental confidentiality agreements entered into between the parties prior to the Effective Time (collectively, the "Confidentiality Agreement") .

      5.5  APPROVAL OF STOCKHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

          (a) The Company shall use commercially reasonable efforts to promptly, subject to applicable law or SEC or Nasdaq regulations, take all action necessary in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws to cause a special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger and the adoption and approval of this Agreement and at such Meeting to submit this Agreement and the Merger to a vote of the stockholders. The stockholder vote or consent required for adoption and approval of this Agreement and the approval of the Merger shall be no greater than that set forth in the DGCL and the Company's Certificate of Incorporation as previously provided to Parent. Accordingly, the Company represents and warrants that the affirmative vote of the holders of record of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting is all that is necessary to obtain stockholder adoption and approval of this Agreement and approval of the Merger. The Company shall use commercially reasonable efforts to obtain the adoption and approval by the Company's stockholders of this Agreement and the approval by the Company's stockholders of the Merger, unless such action is inconsistent with the fiduciary duties of the Board of Directors to its stockholders imposed by applicable law. In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/ prospectus to be included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's stockholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). Parent shall furnish to the Company all information concerning Parent and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as the Company may reasonably request in connection with any such action. The Company shall use commercially reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company as soon as reasonably practicable after the Registration Statement shall have become effective, with the date of mailing as mutually determined by the Company and Parent. The Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless such action is inconsistent with the fiduciary duties of the Board of Directors to its stockholders imposed by applicable law. Unless and until this Agreement is validly terminated pursuant to Article 7, nothing herein shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting and at such meeting submit this Agreement and the Merger to a vote of the Company's stockholders (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Parent's approval, not to be unreasonably withheld if and only to the extent such postponement or adjournment is required by law or by SEC or Nasdaq regulation).

          (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable following completion of the SEC's review and comment on the Proxy Statement/Prospectus, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Parent will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

          (c) Parent shall notify the Company promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

          (d) If at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary, or the Company's officers or directors should occur and be discovered by the Company that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries or their respective officers or directors should occur and be discovered by Parent that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

     5.6 CONSENTS. The Company will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company and Parent agree to cooperate with each other in connection with obtaining such approvals and consents.

     5.7  AFFILIATES' LETTERS.
          (a) As soon as practicable after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. As soon as practicable after the date of this Agreement, the Company will deliver to Parent an affiliate's letter in the form attached hereto as EXHIBIT B, executed by each of the Affiliates of the Company identified in the foregoing list, and shall use best efforts to deliver or cause to be delivered to Parent as soon as practicable after the date hereof such an affiliate's letter executed by any persons who, to the knowledge of the Company, become Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates' letters on the certificates evidencing any of the Parent Common Stock received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

          (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the 1933 Act, Parent will use commercially reasonable efforts to comply with Rule 144(c)(1) under the 1933 Act.

     5.8 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/Prospectus and the Registration Statement and the filing fees required under the HSR Act or any Foreign Merger Laws.

     5.9 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.10 REGULATORY APPROVALS.

          (a) The Company and Parent each shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws (including without limitation, furnishing all information required under the HSR Act or Foreign Merger Laws and in connection with approvals of or filings with any other Governmental Entity) applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for the consummation of the Merger or any of the other transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

          (b) Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the Merger or any of the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary shall use commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Subsidiary shall also use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 7.1(b) the transactions contemplated hereby, including without limitation, committing to and/or effecting, by consent decree, separate orders, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation by the date specified in Section 7.1(b) of all or any material part of the transactions contemplated hereby. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the

Department of Justice or any foreign regulatory bodies that administer Foreign Merger Laws for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental entity in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from such Government Entity regarding the Merger. The Company and Parent will consult with and cooperate with one another and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or related to the HSR Act or the Foreign Merger Laws or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity, in connection with any Legal Proceeding under or related to the HSR Act or the Foreign Merger Laws or any other federal or state antitrust or fair trade law, or any other similar Legal Proceeding, each of the Company and Parent shall permit authorized representatives of the other party to be present at each meeting or conference relating to such Legal Proceeding.

     Notwithstanding the foregoing or anything herein to the contrary, in no event shall any party hereto be required under this Section 5.10 to make arrangements for or to effect the sale, cessation, or other disposition of product lines or businesses or take any action materially adverse to such party.

     5.11 CERTAIN NOTIFICATIONS. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 6.1, 6.2(e) or 6.3.

     5.12 [Intentionally omitted.]

     5.13 NASDAQ LISTING APPLICATION. Parent shall promptly prepare and submit to the Nasdaq National Market a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice to the Nasdaq National Market of issuance. The Company shall cooperate with Parent in such listing application.

     5.14 LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS.

          (a) The Company shall cooperate with Parent and use reasonable best efforts to cause to be delivered to Parent and the Company, letters from Grant Thornton LLP addressed to the Company, as of the Closing Date, stating that based upon discussions with officials of the Company responsible for financial and accounting matters, and information furnished to Grant

Thornton LLP to the date of its letter, Grant Thornton LLP is not aware of any fact concerning the Company or any of the stockholders or affiliates of the Company that could preclude the Company from being a "poolable entity" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (b) The Company shall cooperate with Parent and Parent shall use reasonable best efforts to cause to be delivered to the Company and Parent, letters from Arthur Andersen LLP addressed to Parent, dated as of the Closing Date, to the effect that Arthur Andersen LLP concurs with management's conclusion that the Merger may be accounted for as a pooling of interests transaction in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

     5.15 SUBSIDIARY SHARES. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause all issued and outstanding Subsidiary shares (other than any interests in joint ventures or similar arrangements) owned by any person other than the Company or any of its Subsidiaries to be transferred for no or nominal consideration to such qualified person or persons designated by Parent.

     5.16 BENEFIT PLANS AND EMPLOYEE MATTERS.

          (a) From and after the Effective Time, Parent shall, to the extent practicable and commercially reasonable, cause the Surviving Corporation to provide employee benefits and programs to the Company's and its Subsidiaries' employees that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof; provided that stock-based compensation shall be comparable, in the aggregate, to that offered by Parent and its subsidiaries generally. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans. From and after the Effective Time, Parent shall honor, in accordance with their terms, all employment, change of control, consulting and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries and that are disclosed in the Company Disclosure Schedule, except to the extent that the coverage of any such agreement or plan is terminated by mutual agreement between the Company and any covered or applicable current or former employee or director.

          (b) To the extent that service is relevant for purposes of eligibility, level of participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and its Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any defined benefit plan (as defined by Section 3(23) of ERISA) or any retiree health plan established or maintained by Parent.

          (c) Parent will use commercially reasonable efforts to, or will cause the Surviving Corporation or any of their respective Subsidiaries to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees who remain employees of the Surviving Corporation or its Subsidiaries, following the Effective Time ("Continuing Employees") under any welfare benefit plans that such Continuing Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied as of the Effective Time, and (ii) provide each Continuing Employee with credit for the remaining short plan year for any co-payments and deductibles paid under each comparable welfare plan maintained by the Company or its Subsidiaries prior to the Effective Time in satisfying any applicable deductible or co-payment requirements under any welfare plans that such Continuing Employees are eligible to participate in after the Effective Time.

     5.17 OBLIGATIONS OF MERGER SUBSIDIARY. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     5.18 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and after the Effective Time, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

     5.19 POOLING. From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Between the date of this Agreement and the Effective Time, Parent and the Company each shall use reasonable best efforts to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the date of this Agreement. Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" transaction for accounting purposes.

     5.20 TAX MATTERS. At or prior to the filing of the Registration Statement and at or prior to the Closing, the Company and Parent shall execute and deliver to Lindquist & Vennum P.L.L.P. and to Gray Cary Ware & Freidenrich LLP tax representation letters reasonably satisfactory to such counsel setting forth customary representations which may be relied upon by such counsel in rendering any opinions contemplated by this Agreement. Parent shall use commercially reasonable efforts to cause Lindquist & Vennum P.L.L.P. to deliver to Parent a legal opinion, satisfying the requirements of Item 601 of Regulation S-K promulgated under the 1933 Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement and as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, based in part on the tax representation letters described in this Section 5.20. The Company shall use commercially reasonable efforts to cause Gray Cary Ware & Freidenrich LLP to deliver to the Company a legal opinion, satisfying the requirements of Item 601 of Regulation S-K promulgated under the 1933 Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement and as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, based in part on the tax representation letters described in this Section 5.20.

     5.21 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          (a) All rights to indemnification existing in favor of any person who is now, or has been prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation or Bylaws or the Company's predecessor's Articles of Incorporation or Bylaws, or in indemnification agreements between the Company or its predecessor and any such Indemnified Persons shall survive the Merger and shall be fulfilled and honored in all respects by the Parent and the Surviving Corporation.

          (b) Parent shall maintain or shall cause the Surviving Corporation to maintain in effect a policy or policies of directors and officers liability insurance with coverage substantially comparable to policies in force as of the date of this Agreement covering the Indemnified Parties for a period of not less than six years following the Effective Time.

          (c) If the Surviving Corporation lacks sufficient capital to comply with its obligations under this Section 5.21, Parent shall provide Surviving Corporation with such capital.

          (d) The provisions of this Section 5.21 are intended for the benefit of and shall be enforceable by each Indemnified Party, his or her heirs or representatives and may not be amended, altered or repealed without the written consent of the affected Indemnified Parties.

                                   ARTICLE 6
                               CLOSING CONDITIONS


     6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) NO INJUNCTION. None of Parent, Merger Subsidiary or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect that (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the stock of the Surviving Corporation or of the Surviving Corporation to own and operate the assets and business of the Company.

          (b) STOCKHOLDER APPROVAL. The Required Company Stockholder Vote shall have been obtained, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

          (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (d) NASDAQ LISTING. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly authorized for quotation on the Nasdaq National Market, subject to official notice of issuance.

          (e) WAITING PERIODS. The waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws shall have expired or been terminated.

          (f) BLUE SKY LAWS. Parent shall have received all permits or other authorizations required under applicable state blue sky laws for the issuance of shares of Parent Common Stock pursuant to the Merger.

          (g) THIRD PARTY CONSENTS. All approvals and consents of third parties referred to in Section 5.6 shall have been obtained.

     6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of the Company contained in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had a Company Material Adverse Effect. Parent shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of the Company or other authorized officer of the Company reasonably satisfactory to Parent.

          (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company or other authorized officer of the Company reasonably satisfactory to Parent.

          (c) TAX OPINION. Parent shall have received the opinions of Lindquist & Vennum P.L.L.P. described in Section 5.20.

          (d) POOLING OPINION. Parent shall have received each of the letters described in Section 5.14.

          (e) EMPLOYMENT OF KEY EXECUTIVES. Those executive officers of the Company identified on EXHIBIT C hereto shall have executed and delivered employment agreements with the Company in the forms set forth as EXHIBIT D.

          (f) LEGAL OPINION. Parent shall have received an opinion of Gray Cary Ware & Freidenrich LLP as to the matters set forth on EXHIBIT E.

     6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Parent contained in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had, or would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or other authorized officer of Parent reasonably satisfactory to the Company.

          (b) PERFORMANCE. Parent and Merger Subsidiary shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or other authorized officer of Parent reasonably satisfactory to the Company.

          (c) TAX OPINION. The Company shall have received the opinions of Gray Cary Ware & Freidenrich LLP described in Section 5.20.

          (d) POOLING OPINION. The Company shall have received each of the letters described in Section 5.14.

          (e) LEGAL OPINION. The Company shall have received an opinion of Lindquist & Vennum P.L.L.P. as to the matters set forth on EXHIBIT F.

                                   ARTICLE 7
                          TERMINATION AND ABANDONMENT

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

          (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated on or before July 31, 1999; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act, or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than October 31, 1999;

          (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d) by either Parent or the Company if, at the Company Stockholder's Meeting, the requisite vote of the stockholders of the Company for approval and adoption of this Agreement and the Merger is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

          (e) by Parent if either (i) the Company has breached its obligations under Section 5.3 in any material respect, (ii) the Board of Directors of the Company has recommended, approved, or authorized the Company's acceptance or execution of a letter of intent or definitive agreement providing for an Alternative Transaction, as defined in Section 5.3, (iii) the Board of Directors of the Company has modified in a manner materially adverse to Parent, or withdrawn, its recommendation of this Agreement or (iv) a tender offer or exchange offer for any outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

          (f) by the Company or Parent prior to the Required Company Stockholder Vote if (i) the Board of Directors of the Company has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, the Company to enter into a letter of intent or binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within ten business days after receipt of the Company's written notice of its intention to enter into a letter of intent or binding agreement for a Superior Proposal, any offer that the Board of Directors of the Company reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such ten business-day period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Parent and its advisors from time to time as requested by Parent to reasonably consider and discuss in good faith Parent's proposals, and (iii) upon termination pursuant to this Section 7.1(f), the Company pays to Parent the fee required by Section 7.2 to be paid to Parent in the manner therein provided. The Company agrees (x) that it will not enter into a letter of intent or binding agreement referred to in clause (i) above until at least the 11th business day after Parent has received the notice to Parent required by clause (i) above, and (y) to notify Parent promptly if its intention to enter into a letter of intent or binding agreement referred to in its notice to Parent shall change at any time after giving such notice;

          (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as the Company continues to exercise reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(g); or

          (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of commercially reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as Parent continues to exercise commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(h).

     7.2  EFFECT OF TERMINATION.

          (a) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if this Agreement is validly terminated: (i) by Parent pursuant to Section 7.1(e)(i), (ii) by Parent pursuant to any provision of Section 7.1(e) other than 7.1(e)(i) and within 12 months after the date of such termination, the Company shall have entered into a letter of intent or a definitive agreement with a Third Party providing for an Alternative Transaction or (iii) by Parent or the Company pursuant to Section 7.1(f); then in any such event (but subject to Section 7.2(c)), the Company will pay to Parent, within five business days after demand by Parent in the case of termination pursuant to Section 7.1(e)(i), within five business days after the Company entering into a letter of intent or a definitive agreement covered by clause (ii) above, or upon the termination date in the event of termination pursuant to Section 7.1(f) (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $400,000.

          (b)   The Company acknowledges that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to Section 7.2(a), the Company shall also pay to Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending or reference rate quoted by U.S. Bank National Association. Any change in the interest rate hereunder resulting from a change in such prime or reference rate shall be effective at the beginning of the day of such change in such rate.

          (c) Parent agrees that the payment provided for in Section 7.2(a) shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to Section 7.1(e) and 7.1(f), as the case may be, and such remedy shall be limited to the sum stipulated in such Section 7.2(a), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one fee pursuant to Section 7.2(a). Except as otherwise provided in this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.4(b), 5.8, 7.2(a), 7.2(b) and 7.2(c) and Article 8.

                                   ARTICLE 8
                                 MISCELLANEOUS


     8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

     8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Article I and Sections 5.7(b), 5.8, 5.9, 5.16, 5.17, 5.18, 5.19, 5.21 and this Article VIII shall survive the Effective Time.

     8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by facsimile, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Parent or Merger Subsidiary, to it at:

               MTS Systems Corporation
               14000 Technology Drive
               Eden Prairie, MN 55344-2290
               Attention: Dr. Sidney W. Emery, Jr.
               FAX: (612) 937-4101

          with a copy to:

               Lindquist & Vennum P.L.L.P.
               4200 IDS Center
               80 South 8th Street
               Minneapolis, MN   55402
               FAX:  (612) 371-3207
               Attention:  Jeffrey N. Saunders, Esq. and John R. Houston, Esq.

          (b)  If to the Company, to it at:

               DSP Technology Inc.
               795 Highland Drive
               Ann Arbor, MI 48108
               Attention: F. Gil Troutman
               FAX: (734) 975-1674

          with a copy to:

               Gray Cary Ware & Freidenrich LLP
               400 Hamilton Avenue
               Palo Alto, CA 94301-1925
               FAX: (650) 327-3699
               Attention: Diane Holt Frankle, Esq. and Dianne Salesin, Esq.

     8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article I and Section 5.21 (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

     8.6 GOVERNING LAW. Except to the extent that Delaware law is applicable to the duties of the Company's Board of Directors, this Agreement shall be governed by the substantive laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law). The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the state of Delaware or in Minneapolis or St. Paul, Minnesota or Ann Arbor, Michigan, with respect to all actions and proceedings arising out of or relating to this Agreement; (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any manner provided by law.

     8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of a party hereto shall mean actual knowledge of the directors or executive officers of such party.

     8.9 INTERPRETATION. The Table of Contents, article and Section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

     8.10 PUBLICITY. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the SEC, NASD or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the SEC, NASD or Nasdaq; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business. Each party shall exercise in good faith all reasonable efforts to agree with the other party regarding the nature, form and extent of such disclosure.

     8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter, whether written or oral.

     8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                              MTS SYSTEMS CORPORATION



                              By: /s/ Dr. Sidney W. Emery, Jr.
                                  ----------------------------------
                              Dr. Sidney W. Emery, Jr., Chairman and
                              Chief Executive Officer


                              BADGER MERGER CORP.



                              By: /s/ Dr. Sidney W. Emery, Jr.
                                  -------------------------------
                              Dr. Sidney W. Emery, Jr., President


                              DSP TECHNOLOGY INC.



                              By: /s/ F. Gil Troutman
                                  --------------------------
                              F. Gil Troutman, President and
                              Chief Executive Officer